EXHIBIT 3.3

                      ARTICLES OF MERGER OF
         HYDRO ENVIRONMENTAL RESOURCES, INC. (OKLAHOMA)
                               AND
          HYDRO ENVIRONMENTAL RESOURCES, INC. (NEVADA)



We, Jack H. Wynn and David A. Youngblood, President and Assistant
Secretary, respectively, of Hydro Environmental Resources, Inc.
(Oklahoma) and Hydro Environmental Resources, Inc. (Nevada), hereby certify:

1. A Plan of Merger was adopted by the Boards of Directors of both of the constituent corporations in meetings held on August 15, 2001. A copy of this executed Plan of Merger, is on file at the firm's resident office in Nevada.

2.   The constituent entities are Hydro Environmental Resources,
     Inc. (Oklahoma), an Oklahoma Corporation and Hydro Environmental Resources, Inc. (Nevada), a Nevada Corporation. Hydro Environmental Resources, Inc. (Nevada) shall be the surviving company, with Hydro Environmental Resources, Inc. (Oklahoma) being the acquired company.

3. Each five (5) shares of Hydro Environmental Resources, Inc. (Oklahoma) common stock will be exchanged for one (1) share of common stock of Hydro Environmental Resources, Inc. (Nevada). There will, upon completion of the merger, be 6,929,016 shares of Hydro Environmental Resources, Inc. (Nevada) voting common stock outstanding.

4.   Prior to the merger, no shares of common stock of Hydro
     Environmental Resources, Inc. (Nevada) had been issued.

5. The Plan of Merger was submitted to the shareholders of Hydro Environmental Resources, Inc. (Oklahoma) by its Board of Directors. There were a total of 34,645,078 shares of common stock eligible to be voted. 18,054,493 shares, representing 52.11% of the outstanding voting shares, approved the Plan of Merger at the Annual Meeting of Shareholders on August 15, 2001.

6. Hydro Environmental Resources, Inc. (Nevada), the acquiring company, shall be the surviving entity.

7.   No amendment to the Articles of Incorporation of Hydro
     Environmental Resources, Inc. are required as a result of this merger.

        For Hydro Environmental Resources, Inc. (Nevada)


/s/ Jack H. Wynn                  /s/ David A. Youngblood
Jack H. Wynn, President           David A. Youngblood, Assistan Secretary

State of Nevada     )
                    )   ss.
County of Clark     )

On August 15, 2001, personally appeared before me, a Notary public, Jack H. Wynn and David A. Youngblood, who acknowledged that they are the President and Assistant Secretary, respectively, of Hydro
Environmental Resources, Inc., a Nevada corporation, and that they executed the above instrument in those capacities.

/s/ S. Choi
A Notary Public in and for said County and State
No. 99-53911-1

My Appointment Expires March 29, 2003






          For Hydro Environmental Resources, Inc. (Oklahoma)


/s/ Jack H. Wynn                  /s/ David A. Youngblood
Jack H. Wynn, President           David A. Youngblood, Assistant Secretary

State of Nevada     )
                    )   ss.
County of Clark     )

On August 15, 2001, personally appeared before me, a Notary public, Jack H. Wynn and David A. Youngblood, who acknowledged that they are the President and Assistant Secretary, respectively, of Hydro
Environmental Resources, Inc., an Oklahoma corporation, and that they executed the above instrument in those capacities.

s/ S. Choi
A Notary Public in and for said County and State
No. 99-53911-1

My Appointment Expires March 29, 2003